Exhibit (h)(2)(c)

SCHEDULE B

To the Amended and Restated Transfer Agency and Services Agreement

Fee Schedule

Effective June 15, 2009

Base Fee:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

A.	Forward Series (Schedule A-1)

Annual Base Fee of:

$248,000;

Plus:

an additional $12,000 annual base fee for the Forward HITR Fund and Forward Tactical Growth Fund to be billed when the Forward HITR Fund and Forward Tactical Growth Fund commence operations;

an additional $12,000 annual base fee for each additional Portfolio in the Forward Series that may be established by the Trust; and

an additional $2,000 annual base fee for each additional class of shares per Portfolio in the Forward Series that may be established by the Trust.

Minus:

$12,000 annual base fee for each Portfolio in the Forward Series that is liquidated from the Trust; and

$2,000 annual base fee for each class of shares per Portfolio in the Forward Series that is removed from the Trust.

B.	Accessor Series (Schedule A-2)

Annual Base Fee of:

$652,000;

Plus:

an additional $12,000 annual base fee for each additional Portfolio in the Accessor Series that may be established by the Trust; and

an additional $2,000 annual base fee for each additional class of shares per Portfolio in the Accessor Series that may be established by the Trust.

Minus:

$12,000 annual base fee for each Portfolio in the Accessor Series that is liquidated from the Trust; and

$2,000 annual base fee for each class of shares per Portfolio in the Accessor Series that is removed from the Trust.

Annual Open Account Fees:

$11.00 annual fee per each of the first 10,000 open direct accounts;

$10.00 annual fee per each of the remaining open direct accounts

$10.50 annual fee per each of the first 50,000 NSCC accounts

$ 8.00 annual fee per each over 50,000 NSCC accounts

Annual Inactive Account Fees1:

$5.00 per inactive account

Annual Closed Account Fees2:

$0.50 per closed account

[1]	An inactive account is an account with a zero balance that has had activity in the last eighteen months.

[2]	A closed account is an account with a zero balance that has not had activity in the last eighteen months.

Out-of-Pocket Fees:

The following fees represent expenses that may be incurred by ALPS Fund Services, Inc. (“ALPS”) from outside vendors. These fees are passed directly through at cost to our clients as out-of-pocket expenses. The following fees are estimates and are subject to change:

•	Monthly NSCC-interface fees

•	The cost of printing and mailing shareholder confirmations and statements

•	Blue Sky state registration fees

•	The cost of fund-specific statement paper and envelopes

•	Postage

•	SAS 70 report

•	Customized programming/enhancements

•	Fulfillment costs

•	22c-2 fees, if applicable

•	Sales reporting fees, if applicable

•	DDA Transfer Wire Charges, if applicable

•	Other miscellaneous expenses that may occur at the Funds’ direction

Special Fee Considerations:

•	In the event that ALPS is successful in reducing its direct costs for maintaining inactive NSCC accounts, ALPS will reduce accordingly its fees charged under this Agreement for such accounts.